Exhibit 10.5

USE AND OCCUPANCY AGREEMENT

This Use and Occupancy Agreement (“Agreement”) is entered into this 31st day of March, 2014, by and LFB USA, INC. (“LFB”) and REVO BIOLOGICS, INC. with an address of 175 Crossing Boulevard, Framingham, Massachusetts (“Revo”).

WHEREAS, Revo (f/k/a GTC Biotherapeutics Inc.), as tenant, and NDNE 9/90 Corporate Center, LLC ( “Landlord”) entered into that certain Amended and Restated Lease Agreement dated September 28, 2010 (the “Lease”) of certain premises comprised of 28,219 rentable square feet of space (the “Premises”), with approximately 8,331 rentable square feet being located on the fourth (4th) floor (the “Fourth Floor Premises”), in the building known as 175 Crossing Boulevard, Framingham, Massachusetts (the “Building”);

WHEREAS, Revo has assigned the Lease to LFB with Landlord’s consent;

WHEREAS, Revo and LFB have agreed, notwithstanding the assignment, that Revo can continue to use and occupy portions of the Fourth Floor Premises located on the fourth (4th) floor, consisting of approximately 2,583 rentable square feet of space, and designated on the plan attached hereto as Exhibit A, together with certain rights appurtenant thereto, as more particularly described herein (collectively, the “Occupancy Area”); and

WHEREAS, Revo has agreed to use and occupy the Occupancy Area in accordance with this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, LFB and Revo, each with intent to be legally bound, agree to the following:

1. CAPITALIZED TERMS Any capitalized terms not otherwise defined in this Sublease shall have the meanings ascribed thereto in the Lease.

2. USE AND OCCUPANCY

LFB agrees that, commencing as of March 31, 2014 (the “Occupancy Commencement Date”), and continuing until the Termination Date (as defined below), Revo may use and occupy the Occupancy Area on the terms and conditions contained in this Agreement, in its present “AS IS” condition on the date hereof. LFB has made no representations, warranties or undertakings as to the present or future condition of the Occupancy Area or the fitness and availability of the Occupancy Area for any particular use. The acceptance of the Occupancy Area by Revo shall constitute an acknowledgment by Revo that the Occupancy Area is in the condition it is required to be in by this Agreement.

3. TERM

The term of this Agreement shall commence on the Occupancy Commencement Date and, subject to the provisions set forth herein, shall continue until the Lease expires, as may be extended by the terms of the Lease, unless terminated by Revo upon (30) days’ prior written notice given to the LFB (said date, the “Termination Date.

4. RENT

Commencing on the Occupancy Commencement Date until the Termination Date, Revo shall pay occupancy charges (“Rent”) to LFB in the amounts set forth below together with any other amounts due from Revo to LFB pursuant to this Agreement (“Additional Rent”):

RENTAL PERIOD	ANNUAL RENT	MONTHLY PAYMENT
March 31, 2014 – September 30, 2014	$58,763.25	$4,896.94
October 1, 2015 – September 30, 2015	$60,700.50	$5,058.34

Each Monthly Payment (as described above) of the applicable Annual Rent shall be paid to LFB in advance on the first (1st) day of each calendar month during the Term of this Agreement. If the term of this Agreement should expire other than on the last day of a month, any Monthly Payment of Rent and, if applicable, Additional Rent, paid by Revo and allocable to such partial month shall be equitably apportioned.

5. OPERATING EXPENSES; REAL ESTATE TAXES; UTILITIES; SHARED SERVICES AGREEMENT.

During the Term of this Agreement, Revo shall pay to LFB thirty-one percent (31%) of all charges arising in connection with the Fourth Floor Premises, and nine and 15/100 percent (9.15%) of all other charges arising in connection with the Lease, including but not limited to: (i) the Real Estate Tax Escalations payable by LFB under Section 6.1 of the Lease, (ii) the Operating Cost Escalations payable by LFB under Section 5.1 of the Lease, (iii) Park Expenses payable by LFB under Section 5.3 of the Lease; (iv) any utility charges incurred by LFB with respect to the Premises; (v) any cost of expenses arising pursuant to the Services and Access Agreement attached as Exhibit K to the Lease for which LFB is responsible; and (vi) any other charge arising under the Lease for which LFB is responsible. Such amounts shall be payable in equal monthly installments, in advance, subject to and in accordance with the terms and conditions of Sections 5.1, 5.3, 6.1, 8.3 and 8.4 of the Lease, which terms and conditions are incorporated herein by reference and made a part hereof.

6. USE OF THE OCCUPANCY AREA

(a) Revo may use and occupy the Occupancy Area as contemplated hereby solely for general office purposes, laboratory, research and development, and light manufacturing uses consistent with the terms of the Lease and for no other purpose. Revo shall at no time permit more than persons to use and occupy the Occupancy Area than is permitted under the Lease or by any certificate of occupancy then in effect for the Building.

(b) The “common area” corridors, stairs, and entryways providing direct access to the Occupancy Area, as well as restrooms and common lobbies on the floor of the Building on which the Occupancy Area is located and the lounge, dining areas, reception areas, conference room and other areas within the Premises designated by LFB from time to time for the common use of all occupants of the Premises, shall constitute the “Common Areas.” Revo shall be entitled to reasonable use and occupancy of the Common Areas in order to have access to the Occupancy Area, and to use the bathrooms on the floor of the Building on which the Occupancy Area is located and to conduct its business within the Premises.

(c) Revo shall be responsible for any violations of all Federal, state and local laws, ordinances, rules and regulations and the requirements of any Board of Fire Insurance Underwriters arising by virtue of Revo’s manner of use of the Occupancy Area.

(d) Revo shall keep the Occupancy Area in good order and condition subject to reasonable wear and tear and, at the Termination Date, shall remove all of Revo’s personal property and surrender the Occupancy Area in the condition required hereunder. Any damage caused to the Occupancy Area by such removal shall be repaired by Revo in a good and workmanlike manner, at Revo’s sole cost and expense.

(e) Revo shall be responsible for any repair or maintenance of the Occupancy Area which is the consequence of Revo’s act or omission. If LFB shall perform alterations to any portion of the Premises, LFB shall exercise reasonable efforts, to minimize any interference with Revo’s use of the Occupancy Area. LFB shall provide Revo with prior notice, to be given at least three (3) business days before any work commences, that LFB intends to perform work to the Premises over a period of more than one (1) day that may cause undue noise (e.g., hammering, circular saws, demolition, installation of pipes, etc.) and LFB shall use commercially reasonable efforts to schedule such work in such manner as will minimize unreasonable interference with the business or operations of Revo.

(f) Revo acknowledges and agrees that its occupancy of the Occupancy Area is on a non-exclusive basis, and that LFB may grant additional rights to use the Premises to such other parties as LFB may desire, with Revo’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed provided that such additional occupancy rights do not materially adversely affect Revo’s use of the Occupancy Area.

(g) Revo acknowledges and agrees that its use and occupancy of the Occupancy Areas shall be at all times subject to LFB’s reasonable rules and regulations, including without limitation, confidentiality and security requirements. Revo shall execute any and all documentation necessary to implement the foregoing requirements.

7. EXTRA UTILITIES AND SERVICES

(a) To the extent that the Landlord (or any party with an interest senior to that of Landlord) charges LFB for any additional service provided to the Occupancy Area beyond that required to be supplied by the Lease (i.e. additional cleaning, after hours “HVAC,” etc.), Revo shall be responsible therefor to the extent Revo is responsible for such additional service being furnished.

(b) LFB shall provide to Revo, at no additional cost to Revo, the following services: (i) High-speed internet; (ii) VoIP telephony; (iii) wireless network connectivity; (iv) access to meeting rooms, on space available basis; (v) access to pantry/lunchroom in the Premises; (vi) staffed reception desk ; (vii) Revo’s name on the fourth (4th) floor lobby sign and suite sign; (viii) bulk mail service, excluding postage; (ix) copy services; (x) access to a boardroom with video conferencing capability; and (xi) the furniture located in the Occupancy Area on the Occupancy Commencement Date; and (xii) janitorial and cleaning service to the extent such services are provided by Landlord pursuant to Lease.

(c) LFB shall provide to Revo the following services, upon request by Revo and at Revo’s sole cost and expense, as “Additional Rent”: (i) audio and web conferencing; (ii) catering; (iii) infrastructure services – file storage, backup and recovery, VPN; (iv) IT support; and (v) additional furniture or office equipment to the extent that they are not located in the Occupancy Area on the Occupancy Commencement Date.

8. SIGNAGE

Revo shall have the right, with Landlord’s prior written consent if required under the Lease, to install its standard signage in the Lobby Directory and at the entrance of the fourth (4th) floor suite in accordance with the terms of Section 8.6 of the Lease.

9. ALTERATIONS

Revo shall not make any alterations, improvements or installations in or to the Occupancy Area without the prior written consent of LFB, which consent shall not be unreasonably withheld. Any permitted alterations and improvements shall be subject to the terms and conditions of the Lease, and in those instances where applicable, shall be subject to the Landlord’s approval as provided in the Lease.

10. ASSIGNMENT AND SUBLETTING

Revo shall not assign this Agreement or sublet the Occupancy Area without the prior written consent of LFB, which may be withheld in LFB’s sole and absolute discretion.

11. INSURANCE

Revo, at its sole cost and expense, shall, throughout the term of this Agreement, procure, keep in force and pay for a policy of general liability and property damage insurance at least as comprehensive in coverage terms as is carried by the LFB pursuant to the Lease, and under which LFB and Landlord are indemnified against all claims and demands for bodily injury to or death of persons or damage to property which may be claimed to have arisen out of the use of the Occupancy Area by Revo or its partners, employees, agents, independent contractors or invitees. Revo’s liability insurance policies shall have such other characteristics as are required under the Lease and Revo shall provide evidence of such insurance reasonably satisfactory to LFB and Landlord on or before the Commencement Date.

12. INDEMNITY

Revo agrees to indemnify and save harmless LFB and Landlord and each of their respective partners, employees, agents, independent contractors, clients and invitees each an “Indemnified Party” and collectively, the “Indemnified Parties”), from and against any and all claims, liabilities, suits, judgments, awards, damages, losses, fines, penalties, costs and expenses, including without limitation reasonable attorneys’ fees, that any Indemnified Party may suffer, incur or be liable for by reason of or arising out of the breach by Revo or Revo’s employees, agents, independent contractors or invitees of any of the duties, obligations, liabilities or covenants applicable hereunder or relating to its occupancy or use of the Premises. Revo shall promptly notify LFB of any such claim and shall promptly deliver to the other a copy of any summons or other process, pleading or notice issued in any action or proceeding to assert any such claim. Revo shall, upon the written request of any Indemnified Party, defend any such action or proceeding at its own cost and expense.

13. OCCUPANT’S OBLIGATIONS UPON TERMINATION OF THIS AGREEMENT

Revo agrees that it will keep the Occupancy Area in substantially the same condition as received on the Commencement Date, and will, at the Termination Date or other termination of the term of this Agreement, surrender and deliver up the same in like condition, ordinary wear and tear and damage by the elements, condemnation, fire, and other casualty excepted. Failure to so timely surrender the Occupancy Area, time being of the essence, shall render Revo an occupant at sufferance, and Revo shall be liable for use and occupancy charges equal to two times the rate of Rent payable under Paragraph 4 hereof.

14. BROKERS

LFB and Revo represent to each other that no broker was used in connection with the execution of this Agreement. Each party agrees to indemnify and hold the other harmless from any and all claims of any other broker claiming to have dealt with such party.

15. DEFAULTS

Each of the following shall be a default of Revo:

(a) Revo fails to make any payment of Rent, or any Additional Rent or any other payment Revo is required to make when such payment is due and such failure shall continue for five (5) business days after written notice from LFB to Revo (“Monetary Default”).

(b) Except as provided in clause (c) below, Revo fails to perform any obligation of Revo pursuant to this Agreement other than a Monetary Default, and that failure continues for fifteen (15) business days after written notice from LFB.

(c) Revo fails to timely surrender the Occupancy Area pursuant to Paragraph 13 hereof, in which case the terms and conditions of said Paragraph 13 shall apply, and LFB shall additionally have the remedies described in Paragraph 16 below.

16. REMEDIES

(a) In the event of a default by Revo, LFB shall have the power and right:

(i) To enforce any remedies generally available at law or in equity to a landlord upon a default by tenant;

(ii) To obtain injunctive relief against any continuing default by Revo;

(iii) To maintain this Agreement in effect and collect the Rent, Additional Rent and any other payments due from Revo to LFB;

(iv) To exercise LFB’s rights under Paragraph 13 in the case of any holding over by Revo; and

(v) To terminate this Agreement and recover exclusive possession of the Occupancy Area. Revo nevertheless agrees to remain liable for any and all damage, deficiency or loss of Rent and Additional Rent which LFB may sustain by reason of the exercise of such remedies.

(b) In the event of a compromise or settlement of any default, such compromise or settlement shall not constitute a waiver of any breach or any covenant, condition or agreement herein contained, nor shall it operate as a waiver of the covenant, condition or agreement itself, or of any subsequent breach thereof.

17. SUBORDINATION TO THE LEASE

Revo acknowledges that a true and complete copy of the Lease has been provided to Revo and that this Agreement is subject and subordinate to the Lease. Revo shall not, in its use and occupancy of the Occupancy Area, do or permit to be done any act in or related to the Occupancy Area which constitutes a default under the terms of the Lease.

18. FIRE, CASUALTY AND EMINENT DOMAIN

In the event of a fire, casualty or taking that affects the Premises but that does not result in termination of the Lease, the Rent hereunder shall be abated in the direct proportion which the rent payable by LFB under the Lease and allocable to the Occupancy Area is abated. The provisions of this Paragraph 18 shall be considered an express agreement governing any cause of damage or destruction to the Occupancy Area by fire or other casualty, and no local or state statute, law, rule or regulation, now or hereafter in effect, providing for such a contingency shall have any application in such case, to the extent permitted by law.

19. SEVERABILITY AND GOVERNING LAW

This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts. If any provision hereof or the application hereof to any person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to the person or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and enforceable to the extent permitted by law.

20. NOTICES

Any notice, statement, certificate, consent, approval, disapproval, request or demand required or permitted to be given in this Agreement shall be in writing delivered by hand with a copy sent by United States mail, registered or certified, postage prepaid, as the case may be:

To LFB at the Premises/ following address:

175 Crossing Blvd.

Framingham, MA 01702

Attention: William Gavin, President

Telephone: (508)-370-5100

E-mail: William.gavin@lfb-usa.com

and to Revo at the Occupancy Area/ the following address:

rEVO Biologics, Inc.

175 Crossing Blvd.

Framingham, MA 01702

Attention: Yann Echelard, President

Fax: (508) 370-3797

E-mail: yann.echelard@revobiologics.com

Either party by notice to the other may change or add persons and places where notices are to be sent or delivered. In no event shall notice have to be sent on behalf of either party to more than two (2) persons. Notices will be deemed served when received by hand or delivery by reputable overnight courier providing receipt of delivery, at such time as such delivery is received or refused.

21. SERVICES, NO REAL ESTATE INTEREST.

Except as otherwise expressly set forth in this Agreement, LFB shall not be obligated to deliver any services to Revo in connection with its use of the Occupancy Area. This Agreement grants non-exclusive rights of use and occupancy only. No interest in real estate is granted.

22. ENTIRE AGREEMENT

This Agreement contains the entire agreement between LFB and Revo and can be changed only by an amendment executed by both LFB and Revo.

23. NOTICE OF AGREEMENT

LFB and Revo agree that neither party shall record this Agreement, nor shall Revo have any right to record a notice of this Agreement.

24. BINDING EFFECT

The submission of this Agreement for examination and negotiation does not constitute an offer to sublease or a reservation of, or an option for, the Occupancy Area. Once fully executed, all the covenants, agreements and undertakings in this Agreement contained shall extend to and be binding upon the legal representatives, successors and assigns of the respective parties hereto, the same as if they were in every case named and expressed, but nothing herein shall be construed as a consent by LFB to any assignment or subletting by Revo of any interest of Revo in this Agreement.

25. COUNTERPARTS

This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which shall constitute but one agreement.

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IN WITNESS WHEREOF, LFB and Revo have each caused these presents to be executed as a sealed instrument as of the day and year first above written.

LFB USA, INC.,
a Delaware corporation

By:	/s/ William Gavin
Name:	William Gavin
Title:	President

REVO BIOLOGICS, INC., a Massachusetts corporation

By:	/s/ Yann Echelard
Name:	Yann Echelard
Title:	President

EXHIBIT A

Occupancy Area

# EXHIBIT A-3B
## 4th Floor Office Space
## (Post Equipment Rooms Termination Date)

175 CROSSING BOULEVARD
WALL TYPES LEGEND
EXISTING
NEW
= Premises
8,331 RSF
Office Space
= cEVO Office
Space